RESIGNATION


TO THE BOARD OF DIRECTORS OF
JUNO ACQUISITIONS, INC.:


     The undersigned, Steven A. Sanders, hereby resigns (i) as a member of the Board of Directors; and (ii) any other offices that the undersigned may hold of Juno Acquisitions, Inc., a Nevada corporation ("Company"), effective immediately.

Dated:  November 19, 1996

                                   STEVEN A. SANDERS
                                   STEVEN A. SANDERS